EXHIBIT 99.(h-8)

AMENDMENT TO ACCOUNTING AGENCY AGREEMENT

This Amendment to Accounting Agency Agreement (the “Amendment”) is dated as of June 1, 2009, by and between the management investment companies set forth on Exhibit A attached hereto (the “Funds”), and Brown Brothers Harriman & Co., a New York limited partnership with an office in Boston, Massachusetts (the “Administrator”).

WHEREAS, pursuant to the Accounting Agency Agreement dated as of February 29, 2008 by and between the Administrator and the Funds, as amended to date (the “Agreement”), the Administrator has been appointed to provide the services as set forth on Appendix B;

WHEREAS the Funds and the Administrator have agreed to make certain modifications to the terms of the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree to amend the Agreement as follows:

I.                                         Amendments to the Agreement

1.                                       Appendix B to the Agreement is hereby restated in its entirety as set forth herein:

The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”); transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review.  The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:

•                  Investment taxlots

•                  Income

•                  Dividends

•                  Principal paydowns

•                  Capital activity

•                  Expense accruals

•                  Cash activity

•                  Corporate Reorganizations

Custodial Reconciliation.  The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

•                  Securities holdings

•                  Cash including cash transfers, fees assessed and other investment related cash transactions

•                  Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

•                  Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

•                  Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

•                  Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting.   The Administrator shall provide the following investment accounting services to each Portfolio:

•                  Amortization/accretion at the individual tax lot level

•                  General ledger entries

•                  Book value calculations

•                  Trade Date + 1 accounting

•                  Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of theNYSE

Tax Services. The Administrator shall provide the following tax reporting services:

•                  Prepare wash sales calculations for tax purposes using GainsKeeper for each Portfolio

•                  Prepare CPDI calculations for the Castle Convertible Fund

2.                                       Appendix D to the Agreement is hereby restated in its entirety as set forth herein:

The Fund hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BLOOMBERG

RUSSELL/MELLON

EXTEL (LONDON)

FUND MANAGERS

INTERACTIVE DATA CORPORATION

REPUTABLE BROKERS

REUTERS

SUBCUSTODIAN BANKS

TELEKURS

VALORINFORM (GENEVA)

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

FINANCIAL INFORMATION INC. CARD

JJKENNY

FRI CORPORATION

MORGAN STANLEY CAPITAL INTERNATIONAL

GAINSKEEPER

3.                                       The Fees for the additional services hereunder shall be charged pursuant to the schedule as mutually agreed by the parties.

II.                                     Miscellaneous

1.                                       As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.                                       By signing below where indicated, the Funds hereby ratify and affirm each of the representations and warranties set forth in the Agreement and confirms that each representation and warranty remains true and correct as of the date hereof.

3.                                       Upon receipt by the Administrator of a fully executed copy of this Amendment, this Amendment shall be deemed to be governed by such laws as provided in Section 19 of the Agreement. This Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh B. Bolton
Name:	Hugh B. Bolton
Title:	Senior Vice President

The Management Investment Companies set forth in

Appendix A hereto acting on behalf of their respective

Portfolios thereof, if any

By:	/s/ Michael D. Martins
Name:	Michael D. Martins
Title:	Treasurer

Date:	June 1, 2009

APPENDIX A

TO

ACCOUNTING AGENCY AGREEMENT

The following is a list of Portfolios for which the Administrator serves under an Administrative Agency Agreement dated as of February 29, 2008:

Fund	Portfolio

The Alger Funds	Alger Growth Opportunities Fund
Alger SmallCap Growth Fund
Alger SMidCap Growth Fund
Alger MidCap Growth Fund
Alger LargeCap Growth Fund
Alger Capital Appreciation Fund
Alger Health Sciences Fund
Alger Balanced Fund
Alger Money Market Fund
Alger International Opportunities Fund

The Alger Funds II	Alger Spectra Fund
Alger Green Fund
Alger Analyst Fund

Alger China-US Growth Fund	n/a

Alger Convertible Fund, Inc.	n/a

The Alger Institutional Funds	Alger SmallCap Growth Institutional Fund
Alger MidCap Growth Institutional Fund
Alger Large-Cap Growth Institutional Fund
Alger Capital Appreciation Institutional Fund

The Alger American Fund	Alger American SmallCap Growth Portfolio
Alger American LargeCap Growth Portfolio
Alger American Income & Growth Portfolio
Alger American Balanced Portfolio
Alger American MidCap Growth Portfolio
Alger American Capital Appreciation Portfolio
Alger American SMidCap Growth Portfolio